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[ACS LOGO]                                                         NEWS RELEASE

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FOR IMMEDIATE RELEASE

CONTACTS:

Mark A. King
EVP and Chief Financial Officer
ACS
(214) 841-8007

                             ACS TO ACQUIRE BRC HOLDINGS

DALLAS, TEXAS -- October 19, 1998 -- ACS (Affiliated Computer Services, Inc.) and BRC Holdings, Inc. (BRC; NASDAQ: BRCP) announced today that they have signed a definitive agreement under which BRC will be acquired by and merged into a subsidiary of ACS. ACS intends to commence a cash tender offer for approximately 51% of the fully diluted shares of BRC within five business days at a price of $19.00 per share. The merger agreement is subject to certain conditions, including regulatory approvals and approval of the merger by the shareholders of BRC. Upon satisfaction of these conditions, ACS will acquire all of the remaining shares of common stock of BRC at a price of $19.00 per share in cash.

"We will be very pleased to welcome BRC, its clients and employees to ACS," said Darwin Deason, chairman and chief executive officer of ACS. "This acquisition will expand our capabilities in our core business lines of technology outsourcing, business process outsourcing, and professional services. BRC meets all of our acquisition criteria and we expect the transaction to be immediately accretive to earnings."

Based on BRC's approximately 13.7 million outstanding common shares, the gross transaction value for all shares is approximately $261 million. In addition, BRC currently has cash and readily marketable securities of approximately $100 million.

BRC Holdings Inc., based in Dallas, Texas, is an information technology services firm with 30 years experience providing consulting, project management, technical support and system services that enable its clients to achieve their strategic and operational objectives. BRC specializes in information technology outsourcing, consulting, information systems, and document management. BRC is ITAA*2000 certified. Fore more information about BRC, visit the company's web site at www.brcp.com.

ACS is based in Dallas, Texas, and has operations primarily in North America, as well as Central America, South America, Europe and the Middle East. ACS provides a full range of business services including technology outsourcing, business process outsourcing, electronic commerce, professional services and systems integration. The company's Class A common stock trades on

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the New York Stock Exchange under the symbol "AFA."  Visit ACS on the
Internet at www.acs-inc.com.

Statements about the company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions, concerning future events and are subject to a number of uncertainties and factors, many of which are outside ACS' control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise affected by a future event that would diminish their information technology requirements; the competition in the information technology industry and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to outsource information technology and business processes; uncertainties surrounding budget reductions or changes in funding priorities or existing government programs and the cost of attracting and retaining highly skilled personnel. These factors, when applicable, are discussed in the company's prior filings with the Securities and Exchange Commission, including the most recent Form 10-K, a copy of which may be obtained through the company without charge. ACS disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, or otherwise.